SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
             July 30, 1999 (July 29, 1999) Date of Report (Date of
                            earliest event reported)

                               Safety-Kleen Corp.
             (Exact name of registrant as specified in its charter)



Delaware                            1-8368                           51-0228924

(State or other                   (Commission                      (IRS Employer
 jurisdiction                      File Number)                   Identification
 of incorporation)                                                       Number)


               1301 Gervais Street, Columbia, South Carolina 29201 (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: (803)933-4200

ITEM 5.  OTHER EVENTS

        On July 29, 1999, Safety-Kleen Corp.(NYSE:SK) announced that it will hold a special meeting of shareholders on August 27, 1999, in order to approve the issuance of approximately 11.3 million Safety-Kleen common shares to Laidlaw Inc. or its designee in connection with its previously announced agreement to purchase its outstanding $350 million 5% subordinated convertible pay-in-kind debenture from Laidlaw Inc. for $200 million in cash and 11,320,755 shares of Safety-Kleen common stock. The full text of the announcement is reproduced below.

                              FOR IMMEDIATE RELEASE

                                  SAFETY-KLEEN
                        SETS AUGUST 29, 1999 MEETING DATE
                        FOR PIK REPURCHASE SHARE ISSUANCE


Columbia, S.C.--July 29, 1999--Safety-Kleen Corp. (NYSE: SK) announced today that it will hold a special meeting of shareholders on August 27, 1999, in order to approve the issuance of approximately 11.3 million Safety-Kleen common shares to Laidlaw Inc. or its designee, which issuance of shares form part of the consideration for the previously announced repurchase of the outstanding $350 million 5% subordinated convertible pay-in-kind debenture (the "PIK Debenture"). The record date of July 19, 1999 was set earlier by the Company.

The required clearance has been received from the Securities and Exchange Commission for the Company to file a definitive Proxy Statement seeking shareholder approval of the issuance of the shares. Proxy materials are expected to be mailed on July 30, 1999. With shareholder approval for the issuance of the required shares, the repurchase of the PIK Debenture is expected to be complete by August 31, 1999.




FOR FURTHER INFORMATION CONTACT:
Kenneth W. Winger, President and Chief Executive Officer - (803) 933-4212
Paul R. Humphreys, Senior Vice President, Finance and Chief Financial Officer -
(803) 933-4261
Safety-Kleen Investor Relations - (803) 933-4285

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             SAFETY-KLEEN CORP.




                                             By:    /S/ Kenneth W. Winger
                                                  ----------------------------
                                                   Kenneth W. Winger, President
                                                   and Chief Executive Officer


Date: July 30, 1999